Exhibit 10.1
2011 Equity Incentive Plan
The 2011 Equity Incentive Plan provides for the issuance of equity incentive awards in the form of (i) non-qualified stock options; and (ii) performance-based restricted stock units.

	Performance-Based
	Restricted Stock Units	Non-Qualified Stock
Executive Officer	(# shares)	Options (# shares)
Douglas C. Bryant President and Chief Executive Officer	28,639	85,918
Robert J. Bujarski Senior Vice President, Business Development and General Counsel	10,000	30,000
Scot M. McLeod Senior Vice President, Operations	8,333	20,000
John M. Radak Chief Financial Officer	8,333	20,000
David Scholl Senior Vice President, Commercial Operations	8,333	25,000
Timothy T. Stenzel Chief Scientific Officer	10,000	30,000
John D. Tamerius Senior Vice President, Clinical and Regulatory Affairs	8,333	25,000
The vesting period for the non-qualified stock options is four years with the first 50% of such stock options vesting at the end of the second-year anniversary of the grant date and the remainder vesting 25% annually thereafter. Vesting for the performance-based restricted stock units has a three-year cliff and is tied to achievement of a performance metric of compounded annual growth rate in earnings-per-share (EPS) in 2013 compared to a baseline EPS determined by the Compensation Committee for 2010. In addition, in the event that the Company achieves certain elevated performance metrics prior to the end of the three-year vesting period (defined by the Compensation Committee with pre-determined elevated EPS targets in either 2011 or 2012), the performance-base restricted stock units will be deemed to have met the performance requirements and will convert to time-based vesting for the remainder of the three-year term.